UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 24, 2018

Jabil Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (727) 577-9749

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 24, 2018, Jabil Inc. (the “Company”) entered into an unsecured credit agreement (the “Agreement”). The Agreement provides for a $350 million term loan facility (the “Term Loan Facility”) and a $150 million revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Credit Facilities”). The Agreement was entered into among the Company; the initial lenders named in the Agreement; Mizuho Bank, Ltd. (“Mizuho”), as administrative agent; and Mizuho, MUFG Bank, Ltd. and Sumitomo Mitsui Banking Corporation, as joint lead arrangers and joint bookrunners. The termination date for both Credit Facilities will be two years from the date of closing unless earlier terminated pursuant to the terms of the Agreement.

Interest on Term Loan Facility and Revolving Credit Facility advances is charged at the following rates: (a) for the Term Loan Facility, 0.125% above the base rate on base rate advances, or 1.125% above the eurocurrency rate on eurocurrency rate advances; (b) for the Revolving Credit Facility, the base rate on base rate advances or 0.975% above the eurocurrency rate on eurocurrency rate advances. In each case the base rate will be the highest of Mizuho’s base rate; 0.50% above the federal funds rate; and 1.0% above one-month LIBOR, but not less than zero; and the Eurocurrency rate will be adjusted LIBOR for the applicable interest period, but not less than zero; each as more fully described in the Agreement. The Company will also pay a fee of 0.150% per annum on the revolving credit commitments of the lenders.

The Credit Facilities include various covenants, limitations and events of default consistent with those contained in the Company’s amended and restated senior unsecured five-year credit agreement, filed with the Securities and Exchange Commission on November 14, 2017 (the “Senior Credit Agreement”). If an event of default occurs, Mizuho (a) shall at the request, or may with the consent, of a percentage of the lenders (calculated as set forth in the Agreement) (a) terminate the obligation of the lenders to make advances and (b) accelerate the advances and all related interest.

As of the date of the Agreement, draws in the amount of $350 million in advances have been made and are outstanding under the Term Loan Facility and no draws have been made under the Revolving Credit Facility.

Most of the lenders under the Credit Facilities and their affiliates have various other relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, loans, letter of credit and bank guarantee facilities, investment banking and trust services. The Company and some of its subsidiaries have entered into foreign exchange contracts and other derivative arrangements with certain of the lenders and their affiliates. In addition, most of the agents and lenders under the Credit Facilities held positions as agent and/or lender under the Company’s Senior Credit Agreement.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference in this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Credit Agreement dated as of August 24, 2018 among Jabil Inc.; the initial lenders named in the Agreement; Mizuho Bank, Ltd., as administrative agent; and Mizuho Bank, Ltd., MUFG Bank, Ltd. and Sumitomo Mitsui Banking Corporation, as joint lead arrangers and joint bookrunners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL INC.

August 27, 2018	By:	/s/ Susan Wagner-Fleming
Susan Wagner-Fleming
Vice President & Corporate Secretary